Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Avaya Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	6,500,000	$12.81	$83,265,000	0.0000927	$7,718.67
Total Offering Amounts					$83,265,000		$7,718.67
Total Fee Offset							$0.00
Net Fee Due							$7,718.67

(1)Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2)Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933. The offering price and registration fee are based on a price of $12.81 per share, which price is the average of the high and low sales prices of the shares of common stock, as reported on the New York Stock Exchange on March 4, 2022.